Exhibit 21.1
INTEL CORPORATION
SUBSIDIARIES (All 100% Owned)1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Control Break Europe B.V.	Netherlands
Intel Americas, Inc.	Delaware, U.S.
Intel Benelux B.V.	Netherlands
Intel Capital Corporation	Delaware, U.S.
Intel China Ltd.	People's Republic of China
Intel Commodities Limited	Cayman Islands
Intel Corporation (UK) Ltd.	United Kingdom
Intel Deutschland GmbH	Germany
Intel Electronics Finance Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Intel European Finance Corporation	Cayman Islands
Intel Finance B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Intel International Finance CVBA	Belgium
Intel International, Inc.	California, U.S.
Intel Ireland Limited	Cayman Islands
Intel Malaysia Sdn. Berhad	Malaysia
Intel Media, Inc.	Delaware, U.S.
Intel Overseas Funding Corporation	Cayman Islands
Intel Products (Chengdu) Ltd.	People's Republic of China
Intel Semi Conductors Ltd.	Israel
Intel Semiconductor (Dalian) Ltd.	People's Republic of China
Intel Semiconductor (US) LLC	Delaware, U.S.
Intel Technologies, Inc.	Delaware, U.S.
Intel Technology (US), LLC	California, U.S.
Intel Technology Sdn. Berhad	Malaysia
Intel Warehouse Leixlip	Ireland
McAfee Bermuda Holdings Ltd.	Bermuda
McAfee European Holdings Limited	Malta
McAfee Holdings International, Inc.	Delaware, U.S.
McAfee Suomi Funding LLC	Delaware, U.S.
McAfee, Inc.	Delaware, U.S.
NAI International Holdings Corp.	Delaware, U.S.
SafeBoot Holding B.V.	Netherlands

[1]	As of December 26, 2015.